Exhibit 99.1

NECB Earnings Press Release for 06/30/2025:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

White Plains, New York, July 24, 2025 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.2 million, or $0.85 per basic share and $0.82 per diluted share, for the three months ended June 30, 2025 compared to net income of $12.8 million, or $0.98 per basic share and $0.97 per diluted share, for the three months ended June 30, 2024. In addition, the Company reported net income of $21.7 million, or $1.65 per basic share and $1.60 per diluted share, for the six months ended June 30, 2025 compared to net income of $24.2 million, or $1.84 per basic share and $1.83 per diluted share, for the six months ended June 30, 2024.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are once again pleased to be able to report continued strong performance throughout our entire loan portfolio, with continuing focus on construction lending in high demand, high absorption sub-markets, as well as our growing cooperative building lending program throughout Manhattan, Brooklyn, the Bronx, and Queens. Despite the uncertainty throughout the national economy during the first half of the year, loan demand continues to increase with outstanding unfunded commitments exceeding $636 million at June 30, 2025.”

Highlights for the three months and six months ended June 30, 2025 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 2.27%, a return on average shareholders’ equity ratio of 13.37%, and an efficiency ratio of 40.52% for the three months ended June 30, 2025. For the six months ended June 30, 2025, the Company reported a return on average total assets ratio of 2.20%, a return on average shareholders’ equity ratio of 13.18%, and an efficiency ratio of 41.08%.

•	Asset quality metrics continue to remain strong with no non-performing loans at either June 30, 2025 or December 31, 2024, and non-performing assets to total assets of 0.04% and 0.25% at June 30, 2025 and at December 31, 2024, respectively. Our allowance for credit losses related to loans totaled $4.7 million, or 0.26% of total loans at June 30, 2025 compared to $4.8 million, or 0.27% of total loans at December 31, 2024.

•	Total stockholders’ equity increased by $18.3 million, or 5.8%, to $336.7 million, or 17.06% of total assets as of June 30, 2025 from $318.3 million, or 15.84% of total assets as of December 31, 2024.

Balance Sheet Summary

Total assets decreased $35.7 million, or 1.8%, to $2.0 billion at June 30, 2025, from $2.0 billion at December 31, 2024. The decrease in assets was primarily due to decreases in cash and cash equivalents of $18.9 million, net loans of $14.9 million, and real estate owned of $4.4 million, partially offset by an increase of $3.4 million in equity securities.

Cash and cash equivalents decreased $18.9 million, or 24.1%, to $59.4 million at June 30, 2025 from $78.3 million at December 31, 2024. The decrease in cash and cash equivalents was a result of a decrease in deposits of $191.2 million, partially offset by increases of $135.0 million in borrowings, decreases of $14.9 million in net loans, and increases of $3.4 million in equity securities.

Equity securities increased $3.4 million, or 15.2%, to $25.3 million at June 30, 2025 from $22.0 million at December 31, 2024. The increase in equity securities was attributable to the purchase of $3.0 million in equity securities during the six months ended June 30, 2025 and market appreciation of $351,000 due to market interest rate volatility during the six months ended June 30, 2025.

Securities held-to-maturity decreased $218,000, or 1.5%, to $14.4 million at June 30, 2025 from $14.6 million at December 31, 2024 due to $128,000 in maturities and pay-downs of various investment securities.

Loans, net of the allowance for credit losses, decreased $14.9 million, or 0.8%, to $1.8 billion at June 30, 2025 from $1.8 billion at December 31, 2024. The decrease in loans consisted of decreases of $102.7 million in construction loans, $1.6 million in consumer loans, $482,000 in mixed-use loans, $475,000 in non-residential loans, and $74,000 in one-to-four family loans. The decrease in our construction loan portfolio was due to normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions. The decrease in construction loans was offset by increases of $85.9 million in multi-family loans of which $43.2 million is attributed to residential cooperative building loans and $4.3 million in commercial and industrial loans.

During the six months ended June 30, 2025, we originated loans totaling $462.7 million consisting primarily of $338.8 million in construction loans, $95.4 million in multi-family loans of which $32.9 million is attributed to residential cooperative building loans, $27.8 million in commercial and industrial loans, and $730,000 in mixed-use loans. The $338.8 million in construction loans had 41.6% disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans.

The allowance for credit losses related to loans decreased to $4.7 million as of June 30, 2025, from $4.8 million as of December 31, 2024. The decrease in the allowance for credit losses related to loans was due to charge-offs totaling $602,000, offset by recoveries totaling $434,000 and provision for credit losses totaling $62,000.

Premises and equipment increased $536,000, or 2.2%, to $25.3 million at June 30, 2025 from $24.8 million at December 31, 2024 primarily due to the purchases of additional fixed assets.

Federal Home Loan Bank stock increased $688,000, or 173.3%, to $1.1 million at June 30, 2025 from $397,000 at December 31, 2024 primarily due to an increase in borrowings from the Federal Home Loan Bank.

Bank owned life insurance (“BOLI”) increased $336,000, or 1.3%, to $26.1 million at June 30, 2025 from $25.7 million at December 31, 2024 due to increases in the BOLI cash value.

Accrued interest receivable decreased $1.4 million, or 10.1%, to $12.1 million at June 30, 2025 from $13.5 million at December 31, 2024 due to a decrease of $14.9 million in the loan portfolio.

Real estate owned decreased $4.4 million, or 85.0%, to $767,000 at June 30, 2025 from $5.1 million at December 31, 2024 due to the sale of a foreclosed property to an independent third party.

Property held for investment was $1.4 million at both June 30, 2025 and December 31, 2024.

Right of use assets — operating increased $382,000, or 9.6%, to $4.4 million at June 30, 2025 from $4.0 million at December 31, 2024, primarily due to the physical expansion of a branch office and the resulting revision to the operating lease, partially offset by the amortization of the right of use assets.

Other assets decreased $1.2 million, or 10.5%, to $10.4 million at June 30, 2025 from $11.6 million at December 31, 2024 due to decreases of $1.2 million in tax assets and $118,000 in prepaid expenses, partially offset by an increase of $116,000 in suspense accounts.

Total deposits decreased $191.2 million, or 11.5%, to $1.5 billion at June 30, 2025 from $1.7 billion at December 31, 2024. The decrease in deposits was primarily due to a decrease in certificates of deposit of $251.5 million, or 25.1%, partially offset by increases in NOW/money market accounts of $56.4 million, or 23.2%, savings account balances of $3.3 million, or 2.4%, and non-interest bearing deposits of $2.2 million, or 0.8%. The decrease of $251.5 million in certificates of deposit consisted of a decrease in retail certificates of deposit of $134.2 million, or 26.2%, and a decrease in brokered certificates of deposit of $129.1 million, or 29.7%, partially offset by an increase in non-brokered listing services certificates of deposit of $11.7 million, or 35.0%.

The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts. The decrease in brokered certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates.

Advance payments by borrowers for taxes and insurance increased $804,000, or 49.7%, to $2.4 million at June 30, 2025 from $1.6 million at December 31, 2024 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings increased to $135.0 million at June 30, 2025 from none at December 31, 2024 due primarily to management’s strategy to diversify funding sources.

Lease liability – operating increased $389,000, or 9.5%, to $4.5 million at June 30, 2025 from $4.1 million at December 31, 2024, primarily due to the physical expansion of a branch office and the resulting revision to the operating lease, partially offset by the amortization of the lease liability.

Accounts payable and accrued expenses increased $970,000, or 6.7%, to $15.5 million at June 30, 2025 from $14.5 million at December 31, 2024 due primarily to increases in accrued borrowing interest expense of $905,000, accounts payable of $666,000, deferred compensation of $312,000, suspense accounts for loan closings of $269,000, and the allowance for credit losses for off-balance sheet commitments of $175,000, partially offset by a decrease in accrued expense of $1.4 million.

The allowance for credit losses for off-balance sheet commitments increased $175,000, or 24.9%, to $879,000 at June 30, 2025 from $704,000 at December 31, 2024 due primarily to an increase of $74.5 million, or 13.3%, in off-balance sheet commitments since December 31, 2024.

Stockholders’ equity increased $18.3 million, or 5.8% to $336.7 million at June 30, 2025, from $318.3 million at December 31, 2024. The increase in stockholders’ equity was due to net income of $21.7 million for the six months ended June 30, 2025, an increase of $638,000 in earned employee stock ownership plan shares coupled with a reduction of $435,000 in unearned employee stock ownership plan shares, and the amortization expense of $894,000 relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, partially offset by dividends declared of $5.4 million and $4,000 in other comprehensive loss.

Results of Operations for the Three Months Ended June 30, 2025 and 2024

Net Interest Income

Net interest income was $25.1 million for the three months ended June 30, 2025, as compared to $26.2 million for the three months ended June 30, 2024. The decrease in net interest income of $1.1 million, or 4.4%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense and a decrease in the yield on interest earning assets, partially offset by a smaller decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $2.2 million, or 5.5%, to $38.0 million for the three months ended June 30, 2025 from $40.2 million for the three months ended June 30, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 78 basis points from 8.89% for the three months ended June 30, 2024 to 8.11% for the three months ended June 30, 2025, partially offset by an increase in the average balance of interest earning assets of $64.9 million, or 3.6%, to $1.9 billion for the three months ended June 30, 2025 from $1.8 billion for the three months ended June 30, 2024.

Interest expense decreased $1.1 million, or 7.5%, to $13.0 million for the three months ended June 30, 2025 from $14.0 million for the three months ended June 30, 2024. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 45 basis points from 4.33% for the three months ended June 30, 2024 to 3.88% for the three months ended June 30, 2025, partially offset by an increase in average interest bearing liabilities of  $41.9 million, or 3.2%, to $1.3 billion for the three months ended June 30, 2025 from $1.3 billion for the three months ended June 30, 2024.

Our net interest margin decreased 44 basis points, or 7.6%, to 5.35% for the three months ended June 30, 2025 compared to 5.79% for the three months ended June 30, 2024. The decrease in the net interest margin was due to a 100 basis points decrease in the Federal Funds rate from September 2024 to December 2024 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded no credit loss expense for the three months ended June 30, 2025 compared to a credit loss expense reduction of $226,000 for the three months ended June 30, 2024.

The credit loss expense reduction of $226,000 for the three months ended June 30, 2024 was comprised of a credit loss expense reduction for off-balance sheet commitments of $218,000 and a credit loss expense reduction for held-to-maturity investment securities of $8,000. The credit loss expense reduction for off-balance sheet commitments of $218,000 for the three months ended June 30, 2024 was primarily attributable to a reduction of $30.4 million in the level of off-balance sheet commitments and favorable trends in the economy.

With respect to the allowance for credit losses for loans, we charged-off $485,000 during the three months ended June 30, 2025 as compared to charge-offs of $12,000 during the three months ended June 30, 2024. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $82,000 during the three months ended June 30, 2025 compared to no recoveries during the three months ended June 30, 2024. The recoveries of $82,000 during the three months ended June 30, 2025 comprised of recoveries from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the three months ended June 30, 2025 was $858,000 compared to non-interest income of $731,000 for the three months ended June 30, 2024. The increase of $127,000, or 17.4%, in total non-interest income was primarily due to increases of $71,000 in unrealized gain on equity securities, $48,000 in other loan fees and service charges, and $8,000 in BOLI income.

The increase in unrealized gain on equity securities was due to an unrealized gain of $51,000 on equity securities during the three months ended June 30, 2025 compared to an unrealized loss of $20,000 on equity securities during the three months ended June 30, 2024. Both the unrealized gain of $51,000 on equity securities during the three months ended June 30, 2025 and the unrealized loss of $20,000 on equity securities during the three months ended June 30, 2024 were due to market interest rate volatility during both periods.

The increase of $48,000 in other loan fees and service charges was due to an increase of $60,000 in ATM/debit card/ACH fees and an increase of $2,000 in deposit account fees, partially offset by a decrease of $14,000 in other loan fees and loan servicing fees. The increase in BOLI income of $8,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $1.0 million, or 10.6%, to $10.5 million for the three months ended June 30, 2025 from $9.5 million for the three months ended June 30, 2024. The increase resulted primarily from increases of $398,000 in salaries and employee benefits, $220,000 in real estate owned expense, $151,000 in outside data processing expense, $111,000 in other operating expense, $69,000 in occupancy expense, $32,000 in equipment expense, and $29,000 in advertising expense.

Income Taxes

We recorded income tax expense of $4.3 million and $4.9 million for the three months ended June 30, 2025 and 2024, respectively. For the three months ended June 30, 2025, we had approximately $210,000 in tax exempt income, compared to approximately $199,000 in tax exempt income for the three months ended June 30, 2024. Our effective income tax rates were 27.6% for the three months ended June 30, 2025 and June 30, 2024.

Results of Operations for the Six Months Ended June 30, 2025 and 2024

Net Interest Income

Net interest income was $49.3 million for the six months ended June 30, 2025 as compared to $51.2 million for the six months ended June 30, 2024. The decrease in net interest income of $1.9 million, or 3.7%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense and a decrease in the yield on interest earning assets, partially offset by a smaller decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $2.1 million, or 2.7%, to $76.2 million for the six months ended June 30, 2025 from $78.4 million for the six months ended June 30, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 75 basis points from 8.83% for the six months ended June 30, 2024 to 8.08% for the six months ended June 30, 2025, partially offset by an increase in the average balance of interest earning assets of $112.3 million, or 6.3%, to $1.9 billion for the six months ended June 30, 2025 from $1.8 billion for the six months ended June 30, 2024.

Interest expense decreased $242,000, or 0.9%, to $26.9 million for the six months ended June 30, 2025 from $27.2 million for the six months ended June 30, 2024. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 34 basis points from 4.31% for the six months ended June 30, 2024 to 3.97% for the six months ended June 30, 2025, partially offset by an increase in average interest bearing liabilities of $95.7 million, or 7.6%, to $1.4 billion for the six months ended June 30, 2025 from $1.3 billion for the six months ended June 30, 2024.

Net interest margin decreased 54 basis points, or 9.4%, to 5.23% for the six months ended June 30, 2025 compared to 5.77% for the six months ended June 30, 2024. The decrease in the net interest margin was due to a 100 basis points decrease in the Federal Funds rate from September 2024 to December 2024 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense of $237,000 for the six months ended June 30, 2025 compared to a credit loss expense reduction of $391,000 for the six months ended June 30, 2024. The credit loss expense of $237,000 for the six months ended June 30, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense for loans of $62,000 for the six months ended June 30, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the six months ended June 30, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

The credit loss expense reduction of $391,000 for the six months ended June 30, 2024 was comprised of a credit loss expense reduction for off-balance sheet commitments of $235,000, a credit loss expense reduction for loans of $145,000, and a credit loss expense reduction for held-to-maturity investment securities of $11,000. The credit loss expense reduction for off-balance sheet commitments of $235,000 for the six months ended June 30, 2024 was primarily attributed to a reduction of $27.2 million in the level of off-balance sheet commitments and favorable trends in the economy. The credit loss expense reduction for loans of $145,000 for the six months ended June 30, 2024 was primarily attributed to favorable trends in the economy.

With respect to the allowance for credit losses for loans, we charged-off $602,000 during the six months ended June 30, 2025 as compared to charge-offs of $33,000 during the six months ended June 30, 2024. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $434,000 during the six months ended June 30, 2025 compared to no recoveries during the six months ended June 30, 2024. The recoveries of $434,000 during the six months ended June 30, 2025 comprised of recoveries of $350,000 with respect to a previously charged-off non-residential mortgage loan and $84,000 from previously charged-off unpaid overdrafts on demand deposit accounts.

Non-Interest Income

Non-interest income for the six months ended June 30, 2025 was $2.1 million compared to non-interest income of $1.3 million for the six months ended June 30, 2024. The increase of $808,000, or 62.9%, in total non-interest income was primarily due to increases of $453,000 in unrealized gain on equity securities, $326,000 in other loan fees and service charges, $17,000 in BOLI income, and $12,000 in miscellaneous other non-interest income.

The increase in unrealized gain on equity securities was due to an unrealized gain of $351,000 on equity securities during the six months ended June 30, 2025 compared to an unrealized loss of $102,000 on equity securities during the six months ended June 30, 2024. Both the unrealized gain of $351,000 on equity securities during the 2025 period and the unrealized loss of $102,000 on equity securities during the 2024 period were due to market interest rate volatility during both periods.

The increase of $326,000 in other loan fees and service charges was due to increases of $232,000 in other loan fees and loan servicing fees, $91,000 in ATM/debit card/ACH fees, and $3,000 in deposit account fees. The increase in BOLI income of $17,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $1.9 million, or 10.2%, to $21.1 million for the six months ended June 30, 2025 from $19.2 million for the six months ended June 30, 2024. The increase resulted primarily from increases of $980,000 in salaries and employee benefits, $332,000 in other operating expense, $251,000 in outside data processing expense, $238,000 in real estate owned expense, $108,000 in occupancy expense, and $43,000 in advertising expense, partially offset by a decrease of $4,000 in equipment expense.

Income Taxes

We recorded income tax expense of $8.3 million and $9.5 million for the six months ended June 30, 2025 and 2024, respectively. For the six months ended June 30, 2025, we had approximately $415,000 in tax exempt income, compared to approximately $394,000 in tax exempt income for the six months ended June 30, 2024. Our effective income tax rates were 27.7% and 28.3% for the six months ended June 30, 2025 and 2024, respectively.

Asset Quality

Non-performing assets were $767,000 at June 30, 2025 compared to $5.1 million at December 31, 2024. The non-performing assets consisted of one foreclosed property located in Pittsburgh, Pennsylvania. We sold one foreclosed property totaling $4.3 million located in the Bronx, New York on June 30, 2025 to a third-party buyer at no loss to the Company and in connection therewith we provided the financing to complete the multi-family project.

Our ratio of non-performing assets to total assets remained low at 0.04% at June 30, 2025 as compared to 0.25% at December 31, 2024.

The Company’s allowance for credit losses related to loans was $4.7 million, or 0.26% of total loans as of June 30, 2025, compared to $4.8 million, or 0.27% of total loans as of December 31, 2024. Based on a review of the loans that were in the loan portfolio at June 30, 2025, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at June 30, 2025, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $879,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 17.06% as of June 30, 2025. At June 30, 2025, the Company had the ability to borrow $740.2 million from the Federal Reserve Bank of New York, $23.1 million from the Federal Home Loan Bank of New York, and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2025, the Bank had a tier 1 leverage capital ratio of 15.87% and a total risk-based capital ratio of 14.99%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. As of June 30, 2025, the Company had repurchased 1,091,174 shares of common stock under its second repurchase program, at a cost of $17.2 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2025	2024

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$19,042	$13,700
Interest-bearing deposits	40,331	64,559
Total cash and cash equivalents	59,373	78,259
Certificates of deposit	100	100
Equity securities	25,345	21,994
Securities held-to-maturity (net of allowance for credit losses of $126 and $126, respectively )	14,398	14,616
Loans receivable	1,797,618	1,812,647
Deferred loan fees, net	(62)	(49)
Allowance for credit losses	(4,724)	(4,830)
Net loans	1,792,832	1,807,768
Premises and equipment, net	25,341	24,805
Investments in restricted stock, at cost	1,085	397
Bank owned life insurance	26,074	25,738
Accrued interest receivable	12,119	13,481
Real estate owned	767	5,120
Property held for investment	1,352	1,370
Right of Use Assets – Operating	4,383	4,001
Right of Use Assets – Financing	345	347
Other assets	10,370	11,585
Total assets	$1,973,884	$2,009,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$287,741	$287,135
Interest bearing	1,191,420	1,383,240
Total deposits	1,479,161	1,670,375
Advance payments by borrowers for taxes and insurance	2,422	1,618
Borrowings	135,000	-
Lease Liability – Operating	4,497	4,108
Lease Liability – Financing	628	609
Accounts payable and accrued expenses	15,500	14,530
Total liabilities	1,637,208	1,691,240

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,023,376 shares and 14,016,254 shares outstanding, respectively	140	140
Additional paid-in capital	111,624	110,091
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(5,653)	(6,088)
Retained earnings	230,345	213,974
Accumulated other comprehensive gain	220	224
Total stockholders’ equity	336,676	318,341
Total liabilities and stockholders’ equity	$1,973,884	$2,009,581

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)		(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$36,740	$38,634	$73,622	$75,337
Interest-earning deposits	1,027	1,385	2,108	2,585
Securities	272	218	516	436
Total Interest Income	38,039	40,237	76,246	78,358
INTEREST EXPENSE:
Deposits	12,053	13,435	25,986	25,829
Borrowings	902	570	902	1,302
Financing lease	10	10	20	19
Total Interest Expense	12,965	14,015	26,908	27,150
Net Interest Income	25,074	26,222	49,338	51,208
Provision for (reversal of) credit loss	—	(226)	237	(391)
Net Interest Income after Provision for (Reversal of) Credit Loss	25,074	26,448	49,101	51,599
NON-INTEREST INCOME:
Other loan fees and service charges	611	563	1,351	1,025
Earnings on bank owned life insurance	170	162	336	319
Unrealized gain (loss) on equity securities	51	(20)	351	(102)
Other	26	26	55	43
Total Non-Interest Income	858	731	2,093	1,285
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,650	5,252	11,583	10,603
Occupancy expense	743	674	1,489	1,381
Equipment	253	221	470	474
Outside data processing	758	607	1,494	1,243
Advertising	123	94	225	182
Real estate owned expense	247	27	277	39
Other	2,734	2,623	5,589	5,257
Total Non-Interest Expenses	10,508	9,498	21,127	19,179
INCOME BEFORE PROVISION FOR INCOME TAXES	15,424	17,681	30,067	33,705
PROVISION FOR INCOME TAXES	4,254	4,883	8,330	9,533
NET INCOME	$11,170	$12,798	$21,737	$24,172

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.85	$0.98	$1.65	$1.84
Earnings per share - diluted	0.82	0.97	1.60	1.83
Weighted average shares outstanding - basic	13,216	13,084	13,204	13,119
Weighted average shares outstanding - diluted	13,568	13,181	13,563	13,205
Performance ratios/data:
Return on average total assets	2.27%	2.70%	2.20%	2.60%
Return on average shareholders' equity	13.37%	17.28%	13.18%	16.59%
Net interest income	$25,074	$26,222	$49,338	$51,208
Net interest margin	5.35%	5.79%	5.23%	5.77%
Efficiency ratio	40.52%	35.24%	41.08%	36.54%
Net charge-off ratio	0.09%	0.00%	0.01%	0.00%

Loan portfolio composition:			June 30, 2025	December 31, 2024
One-to-four family			$3,398	$3,472
Multi-family			292,552	206,606
Mixed-use			26,089	26,571
Total residential real estate			322,039	236,649
Non-residential real estate			28,971	29,446
Construction			1,323,477	1,426,167
Commercial and industrial			123,084	118,736
Consumer			47	1,649
Gross loans			1,797,618	1,812,647
Deferred loan fees, net			(62)	(49)
Total loans			$1,797,556	$1,812,598
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			-	-
OREO property			767	5,120
Total non-performing assets			$767	$5,120

Allowance for credit losses to total loans			0.26%	0.27%
Allowance for credit losses to non-performing loans			0.00%	0.00%
Non-performing loans to total loans			0.00%	0.00%
Non-performing assets to total assets			0.04%	0.25%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			14.99%	13.92%
Common equity tier 1 capital to risk-weighted assets			14.71%	13.65%
Tier 1 capital to risk-weighted assets			14.71%	13.65%
Tier 1 leverage ratio			15.87%	14.44%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,754,363	$36,740	8.38%	$1,687,029	$38,634	9.16%
Securities	37,839	265	2.80%	33,438	199	2.38%
Federal Home Loan Bank stock	438	7	6.39%	704	19	10.80%
Other interest-earning assets	83,135	1,027	4.94%	89,736	1,385	6.17%
Total interest-earning assets	1,875,775	38,039	8.11%	1,810,907	40,237	8.89%
Allowance for credit losses	(5,122)			(4,927)
Non-interest-earning assets	95,651			91,085
Total assets	$1,966,304			$1,897,065

Interest-bearing demand deposit	$298,689	$2,401	3.22%	$205,536	$1,930	3.76%
Savings and club accounts	141,238	761	2.16%	158,292	982	2.48%
Certificates of deposit	815,000	8,891	4.36%	884,626	10,523	4.76%
Total interest-bearing deposits	1,254,927	12,053	3.84%	1,248,454	13,435	4.30%
Borrowed money	82,712	912	4.41%	47,276	580	4.91%
Total interest-bearing liabilities	1,337,639	12,965	3.88%	1,295,730	14,015	4.33%
Non-interest-bearing demand deposit	274,466			285,368
Other non-interest-bearing liabilities	20,114			19,641
Total liabilities	1,632,219			1,600,739
Equity	334,085			296,326
Total liabilities and equity	$1,966,304			$1,897,065

Net interest income / interest spread		$25,074	4.23%		$26,222	4.56%
Net interest rate margin			5.35%			5.79%
Net interest earning assets	$538,136			$515,177
Average interest-earning assets to interest-bearing liabilities	140.23%			139.76%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,761,069	$73,622	8.36%	$1,649,686	$75,337	9.13%
Securities	37,298	500	2.68%	33,643	396	2.35%
Federal Home Loan Bank stock	418	16	7.66%	773	40	10.35%
Other interest-earning assets	88,277	2,108	4.78%	90,644	2,585	5.70%
Total interest-earning assets	1,887,062	76,246	8.08%	1,774,746	78,358	8.83%
Allowance for credit losses	(4,978)			(5,009)
Non-interest-earning assets	96,071			89,972
Total assets	$1,978,155			$1,859,709

Interest-bearing demand deposit	$286,726	$4,846	3.38%	$188,510	$3,483	3.70%
Savings and club accounts	140,077	1,491	2.13%	170,531	2,184	2.56%
Certificates of deposit	888,136	19,649	4.42%	847,606	20,162	4.76%
Total interest-bearing deposits	1,314,939	25,986	3.95%	1,206,647	25,829	4.28%
Borrowed money	41,584	922	4.43%	54,184	1,321	4.88%
Total interest-bearing liabilities	1,356,523	26,908	3.97%	1,260,831	27,150	4.31%
Non-interest-bearing demand deposit	272,680			288,639
Other non-interest-bearing liabilities	19,107			18,865
Total liabilities	1,648,310			1,568,335
Equity	329,845			291,374
Total liabilities and equity	$1,978,155			$1,859,709

Net interest income / interest spread		$49,338	4.11%		$51,208	4.52%
Net interest rate margin			5.23%			5.77%
Net interest earning assets	$530,539			$513,915
Average interest-earning assets to interest-bearing liabilities	139.11%			140.76%